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Press Release

For more information call:

Richard J. Bakos; Chief Financial Officer                  For Immediate Release
Phone: (617) 333-4007                                           January 15, 1997


                MAXWELL SHOE COMPANY INC. ANNOUNCES SAM & LIBBY
                LICENSE AGREEMENT WITH INTER-PACIFIC CORPORATION


Hyde Park, Mass.- January 15, 1997- MAXWELL SHOE COMPANY INC. (NASDAQ:MAXS) announced that it has entered into a license agreement with Inter-Pacific Corporation, a 40 year old California based seller and distributor of men's, women's and children's footwear, for the licensing of the Sam & Libby trademark for slippers and E.V.A. sandals. Maxwell Shoe Company purchased all worldwide rights to the Sam & Libby trademarks and tradenames on August 20, 1996.

Maxwell V. Blum, Chairman of the Board and Chief Executive Officer of Maxwell Shoe Company stated, " We are enthusiastic about the agreement with Inter-Pacific which will assist us in further developing the Sam & Libby brand name."

_______________________

Maxwell Shoe Company Inc., designs, develops and markets casual and dress footwear for women and children. The company's brands include Mootsies Tootsies, Jones New York Sport, Jones New York dress footwear and Sam & Libby. The Company plans to begin shipping the recently acquired Sam & Libby brands for Spring 1997.